Exhibit 99.1

Stewart Reports Fourth Quarter 2018 Results

- Consolidated pretax income of $19.7 million compared to $17.5 million in the prior year quarter

- Title segment pretax income of $29.5 million compared to $27.0 million in the prior year quarter

- Title segment pretax margin improved 120 basis points over the prior year quarter

- Commercial and domestic residential fee per file increased 3 percent and 11 percent, respectively, compared to the prior year quarter

HOUSTON, Feb. 14, 2019 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $11.4 million ($0.48 per diluted share) for the fourth quarter 2018, compared to net income attributable to Stewart of $15.1 million ($0.64 per diluted share) for the fourth quarter 2017. Pretax income before noncontrolling interests for the fourth quarter 2018 was $19.7 million compared to pretax income before noncontrolling interests of $17.5 million for the fourth quarter 2017.

Fourth quarter 2018 results included:

  $3.0 million of third-party advisory expenses related to the Fidelity National Financial (FNF) merger transaction included in other operating expenses within the ancillary services and corporate segment,
  $4.0 million of net unrealized losses relating to changes in fair value of equity securities investments,
  $1.2 million of litigation expense related to a 2013 lender services acquisition included in other operating expenses within the ancillary services and corporate segment,
  $1.0 million of executive severance expenses included in employee costs within the title and ancillary services and corporate segments, and
  $0.8 million of office closure costs included in other operating expenses within the title segment.

Fourth quarter 2017 results included:

  $2.9 million of third party advisory expenses relating to the strategic alternatives review included in other operating expenses within the ancillary services and corporate segment,
  $3.5 million of office closure costs (primarily lease termination and litigation expenses) included in other operating expenses within the title segment,
  $1.0 million of acquisition integration expenses included in other operating expenses within the title segment,
  $1.7 million of executive severance and retention expenses included in employee costs within the title and ancillary services and corporate segments, and
  $6.6 million of net income tax benefits related to the effects of the Tax Cuts and Jobs Act, which was enacted in December 2017.

"We are encouraged by our fourth quarter results which resulted in an improved pretax margin as we maintained direct title revenues and reduced expenses in the face of a challenging housing market," stated Matthew W. Morris, chief executive officer. "Looking at 2019, interest rate concerns appear to be stabilizing, and we remain focused on completing our merger with FNF. I appreciate the continued efforts of our employees to deliver solid operating results as we work through this process."

Merger Update
We continue to work through the regulatory process with FNF to satisfy all of the regulatory conditions for merger closing, including those of the Federal Trade Commission, the Texas Department of Insurance and the New York State Department of Financial Services (NYDFS). As previously disclosed, on January 31, 2019, the NYDFS provided written notice of its disapproval of FNF's application to acquire control of Stewart Title Insurance Company, our New York domiciled title insurance underwriter. Stewart and FNF are in the process of reaching out to the NYDFS to discuss the notice and seek to resolve the concerns raised therein, with which we and FNF respectfully disagree.

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Total revenues	469.9	525.7	1,907.7	1,955.7
Pretax income before noncontrolling interests	19.7	17.5	72.5	75.1
Income tax expense (benefit)	4.8	(0.6)	13.5	14.9
Net income attributable to Stewart	11.4	15.1	47.5	48.7
Net income per diluted share attributable to Stewart	0.48	0.64	2.01	2.06

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended December 31,
	2018	2017	Change

Total operating revenues	457.3	506.4	(10)%
Investment income and other net gains	0.7	8.2	(91)%
Pretax income	29.5	27.0	9%
Pretax margin	6.4%	5.2%

Title operating revenues in the fourth quarter 2018 decreased 10 percent compared to the prior year quarter as direct title and independent agency revenues decreased 7 percent and 12 percent, respectively. Included in investment income and other net gains were $4.0 million of net unrealized losses relating to changes in fair value of equity securities investments in the fourth quarter 2018, as compared to $3.3 million of net realized gains from the sale of investments available-for-sale in the fourth quarter 2017. The segment's pretax income improved to $29.5 million in the fourth quarter 2018, compared to $27.0 million in the fourth quarter 2017, as a result of the lower overall title operating expenses offsetting the segment's reduced revenues.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended December 31,
	2018	2017	Change

Non-commercial:
Domestic	123.3	134.0	(8)%
International	21.4	21.0	2%
Commercial:
Domestic	59.5	59.1	1%
International	6.1	12.4	(51)%
Total direct title revenues	210.3	226.5	(7)%

Included in the non-commercial domestic revenues for the fourth quarter are revenues from purchase transactions, which decreased $5.0 million, and centralized title operations (processing primarily refinancing and default title orders), which declined $5.7 million compared to the fourth quarter 2017. These declines were primarily due to the lower purchase and refinancing closed orders, which, in total, decreased 16 percent in the fourth quarter 2018 compared to the prior year quarter. Total fourth quarter 2018 commercial revenues decreased $5.9 million, or 8 percent, compared to the fourth quarter 2017. Fourth quarter 2018 commercial fee per file increased 3 percent to approximately $10,300 due to increased transaction sizes, while domestic residential fee per file increased 11 percent to approximately $2,300 as a result of the mix shift to more purchase transactions. Commercial and domestic residential fees per file for the full year 2018 increased to $8,600 (22 percent) and $2,200 (8 percent), respectively, compared to last year.

Gross revenues from independent agency operations declined 12 percent in the fourth quarter 2018, as compared to last year's quarter, primarily as a result of reductions in generally high agency volume states, which include New York, Texas, Florida and California. The independent agency remittance rate in the fourth quarter 2018 remained comparable to the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended December 31,
	2018	2017	Change

Total revenues	11.9	11.1	8%
Pretax loss	(9.8)	(9.6)	(2)%

Fourth quarter 2018 segment revenues improved 8 percent compared to the prior year quarter, primarily due to increased revenues from search services. Excluding the non-operating charges noted above for the segment, the fourth quarter 2018 pretax loss would have been $5.2 million, compared to $5.6 million in the prior year quarter. Additionally, the segment's results for the fourth quarter 2018 and 2017 included approximately $5.5 million and $5.1 million, respectively, of net expenses attributable to parent company and corporate operations (excluding the charges).

Expenses
Employee costs for the fourth quarter 2018 were $139.1 million, 5 percent lower compared to $147.0 million in the prior year quarter. This decline primarily resulted from an approximately 9 percent decrease in average employee counts in the fourth quarter 2018, compared to the fourth quarter 2017, principally related to volume declines in our title and ancillary services operations, partially offset by additional employee costs from title office acquisitions in 2018. As a percentage of total operating revenues, employee costs for the fourth quarter 2018 were 29.6 percent, which was slightly higher compared to 28.4 percent in the prior year quarter due to lower operating revenues in the fourth quarter 2018.

Other operating expenses for the fourth quarter 2018 decreased 8 percent to $88.3 million from $95.9 million in the fourth quarter 2017. The decrease was primarily due to the reduced costs of services and outside search fees consistent with the decline in title revenues in the fourth quarter 2018, and the higher third-party advisory expenses and office closure costs recorded in the fourth quarter 2017, as discussed above. As a percentage of total operating revenues, other operating expenses for the fourth quarter 2018 were 18.8 percent compared to 18.5 percent in the prior year quarter. Excluding the non-operating charges discussed above, the other operating expenses ratio in the fourth quarter 2018 and 2017 would have been 17.8 percent and 17.1 percent, respectively.

Title loss expense for the fourth quarter 2018 decreased 53 percent to $12.3 million compared to $25.9 million in the fourth quarter 2017, primarily due to the Company's favorable claims experience. Title losses, as a percentage of title revenues, were 2.7 percent in the fourth quarter 2018 compared to 5.1 percent in the prior year quarter; while the full year 2018 title loss ratio was 3.9 percent, compared to 5.1 percent in the prior year. At December 31, 2018, our title loss reserves were above the actuarial reserve midpoint.

Other
Net cash provided by operations in the fourth quarter 2018 decreased to $40.4 million, compared to net cash provided of $60.0 million in the prior year quarter, primarily due to the higher payment of accounts payable in the fourth quarter 2018.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Revenues:
Title revenues:
Direct operations	210,315	226,472	833,200	862,392
Agency operations	246,973	280,055	1,003,959	1,016,356
Ancillary services	11,933	10,741	50,723	55,837
Total operating revenues	469,221	517,268	1,887,882	1,934,585
Investment income	5,005	4,753	19,737	18,932
Investment and other (losses) gains - net	(4,292)	3,643	53	2,207
	469,934	525,664	1,907,672	1,955,724
Expenses:
Amounts retained by agencies	203,079	231,908	827,046	837,100
Employee costs	139,080	146,994	562,469	566,178
Other operating expenses	88,278	95,917	345,307	351,511
Title losses and related claims	12,333	25,941	71,514	96,532
Depreciation and amortization	6,323	6,481	24,932	25,878
Interest	1,153	966	3,875	3,458
	450,246	508,207	1,835,143	1,880,657
Income before taxes and noncontrolling interests	19,688	17,457	72,529	75,067
Income tax expense (benefit)	4,828	(615)	13,507	14,921
Net income	14,860	18,072	59,022	60,146
Less net income attributable to noncontrolling interests	3,487	3,012	11,499	11,487
Net income attributable to Stewart	11,373	15,060	47,523	48,659

Net earnings per diluted share attributable to Stewart	0.48	0.64	2.01	2.06
Diluted average shares outstanding (000)	23,699	23,598	23,685	23,597

Selected financial information:
Net cash provided by operations	40,444	60,020	84,177	108,068
Other comprehensive (loss) income	(2,881)	(2,729)	(20,332)	8,034

Monthly Order Counts:
Opened Orders 2018:	Oct	Nov	Dec	Total	Closed Orders 2018:	Oct	Nov	Dec	Total
Commercial	2,622	2,559	2,298	7,479	Commercial	2,129	2,185	2,063	6,377
Purchase	18,687	14,910	12,697	46,294	Purchase	14,452	12,645	12,331	39,428
Refinancing	6,929	5,723	5,391	18,043	Refinancing	4,756	3,802	3,821	12,379
Other	550	574	504	1,628	Other	460	542	500	1,502
Total	28,788	23,766	20,890	73,444	Total	21,797	19,174	18,715	59,686

Opened Orders 2017:	Oct	Nov	Dec	Total	Closed Orders 2017:	Oct	Nov	Dec	Total
Commercial	3,469	3,512	2,967	9,948	Commercial	2,310	2,291	2,549	7,150
Purchase	20,050	16,755	13,599	50,404	Purchase	15,132	14,015	14,389	43,536
Refinancing	8,802	8,310	7,084	24,196	Refinancing	6,504	5,899	6,011	18,414
Other	1,322	1,589	1,115	4,026	Other	860	661	797	2,318
Total	33,643	30,166	24,765	88,574	Total	24,806	22,866	23,746	71,418

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	December 31,
	2018	2017
	(Unaudited)
Assets:
Cash and cash equivalents	192,067	150,079
Short-term investments	22,950	24,463
Investments in debt and equity securities, at fair value	636,017	709,355
Receivables – premiums from agencies	29,032	27,903
Receivables – other	47,044	55,769
Allowance for uncollectible amounts	(4,614)	(5,156)
Property and equipment, net	60,794	67,022
Title plants, at cost	74,737	74,237
Goodwill	248,890	231,428
Intangible assets, net of amortization	9,727	9,734
Deferred tax assets	4,575	4,186
Other assets	51,711	56,866
	1.372,930	1,405,886
Liabilities:
Notes payable	108,036	109,312
Accounts payable and accrued liabilities	109,283	117,740
Estimated title losses	461,560	480,990
Deferred tax liabilities	14,214	19,034
	693,093	727,076
Stockholders' equity:
Common Stock and additional paid-in capital	186,703	184,026
Retained earnings	514,248	491,698
Accumulated other comprehensive loss	(24,771)	(847)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	673,525	672,211
Noncontrolling interests	6,312	6,599
Total stockholders' equity	679,837	678,810
	1.372,930	1,405,886

Number of shares outstanding (000)	23,719	23,720
Book value per share	28.66	28.62

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Quarter ended:	December 31, 2018			December 31, 2017
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	457,288	11,933	469,221	506,442	10,826	517,268
Investment income	4,989	16	5,005	4,753	-	4,753
Investment and other (losses) gains - net	(4,292)	-	(4,292)	3,411	232	3,643
	457,985	11,949	469,934	514,606	11,058	525,664
Expenses:
Amounts retained by agencies	203,079	-	203,079	231,908	-	231,908
Employee costs	132,290	6,790	139,080	137,629	9,365	146,994
Other operating expenses	75,274	13,004	88,278	86,814	9,103	95,917
Title losses and related claims	12,333	-	12,333	25,941	-	25,941
Depreciation and amortization	5,520	803	6,323	5,303	1,178	6,481
Interest	33	1,120	1,153	1	965	966
	428,529	21,717	450,246	487,596	20,611	508,207
Income (loss) before taxes	29,456	(9,768)	19,688	27,010	(9,553)	17,457

Year ended:	December 31, 2018			December 31, 2017
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,837,159	50,723	1,887,882	1,878,574	56,011	1,934,585
Investment income	19,721	16	19,737	18,932	-	18,932
Investment and other (losses) gains - net	(1,174)	1,227	53	1,956	251	2,207
	1,855,706	51,966	1,907,672	1,899,462	56,262	1,955,724
Expenses:
Amounts retained by agencies	827,046	-	827,046	837,100	-	837,100
Employee costs	533,525	28,944	562,469	528,317	37,861	566,178
Other operating expenses	293,817	51,490	345,307	312,761	38,750	351,511
Title losses and related claims	71,514	-	71,514	96,532	-	96,532
Depreciation and amortization	21,449	3,483	24,932	21,384	4,494	25,878
Interest	41	3,834	3,875	7	3,451	3,458
	1,747,392	87,751	1,835,143	1,796,101	84,556	1,880,657
Income (loss) before taxes	108,314	(35,785)	72,529	103,361	(28,294)	75,067

Appendix A
Adjusted revenues and adjusted EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net investment and other gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net investment and other gains and losses and other non-operating costs such as strategic alternatives (FNF merger) expenses and other third-party advisory costs (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the quarter and year ended December 31, 2018 and 2017 (dollars in millions).

	Quarter Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change

Revenues	469.9	525.7		1,907.7	1,955.7
Less: Investment and other losses (gains)	4.3	(3.6)		(0.1)	(2.2)
Adjusted revenues	474.2	522.1	(9)%	1,907.6	1,953.5	(2)%

Net income attributable to Stewart	11.4	15.1		47.5	48.7
Noncontrolling interests	3.5	3.0		11.5	11.5
Income taxes	4.8	(0.6)		13.5	14.9
Income before taxes and noncontrolling interests	19.7	17.5		72.5	75.1
FNF Merger / strategic alternatives expenses	3.0	2.9		12.7	2.9
Acquisition integration expenses	-	1.0		-	2.4
Other non-operating charges, net	3.0	5.2		2.8	5.2
Investment and other losses (gains)	4.3	(3.6)		(0.1)	(2.2)
Adjusted income before taxes and noncontrolling interests	30.0	23.0		87.9	83.4
Depreciation and amortization	6.3	6.5		24.9	25.9
Interest expense	1.2	1.0		3.9	3.5

Adjusted EBITDA	37.5	30.5	23%	116.7	112.8	3%

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations (713) 625-8360